Stephen D. Natcher
                Senior Vice President - Administration,
                       General Counsel and Secretary
                           Wyle Electronics
                        15370 Barranca Parkway
                      Irvine, California  92718


                             June 30, 1997

Wyle Electronics
15370 Barranca Parkway
Irvine, California  92718

          Re:  Registration on Form S-8 of
               Wyle Electronics (the "Company")

Gentlemen:

          At your request, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 250,000 shares of Common Stock, without par value, of the Company (the "Common Stock"), and additional rights (together with the Common Stock, the "Shares"), to be issued pursuant to the Wyle Electronics
1996 Eligible Directors' Stock Option Plan (the "Plan"). I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Shares to be issued pursuant to and in accordance with the Plan.

          Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

          I consent to the use of this opinion as an exhibit to the Registration Statement.

                              Respectfully submitted,


                              Stephen D. Natcher
                              Senior Vice President -
                              Administration,
                              General Counsel and Secretary


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